Exhibit 4.1

JOINDER AGREEMENT

October 12, 2005

Wachovia Bank, National Association, as Agent

1133 Avenue of the Americas

New York, New York 10036

Attn: Portfolio Manager

Re: J. Crew Group, Inc. et al.

Ladies and Gentlemen:

Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined), acting for and on behalf of the parties thereto as lenders (individually, each a “Lender” and collectively, “Lenders”), and the Lenders have entered into financing arrangements with J. Crew Operating Corp., a Delaware corporation (“Operating”), J. Crew Inc., a New Jersey corporation (“J. Crew”), Grace Holmes, Inc., a Delaware corporation doing business as J. Crew Retail (“Retail”), H.F.D. No. 55, Inc., a Delaware corporation doing business as J. Crew Factory (“Factory”, and together with J. Crew, Retail and Operating, each individually a “Borrower” and collectively, “Borrowers”), J. Crew Group, Inc., a New York corporation (“Parent”), J. Crew International, Inc. (“JCI”), and J. Crew Intermediate LLC, a Delaware limited liability company (“Intermediate”, and together with Parent and JCI, each individually a “Guarantor” and collectively, “Guarantors”), pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated December 24, 2004, by and among Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of October 10, 2005 (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, including this Joinder Agreement, collectively, the “Financing Agreements”).

This Joinder Agreement is executed and delivered by J. Crew Group, Inc., a Delaware corporation (“New Guarantor”), in favor of Agent and each Lender.

1. Definitions. For purposes of this Joinder Agreement, all capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.

2. Assumption and Acknowledgment.

(a) Ratification and Assumption. New Guarantor as the surviving corporation of the respective Mergers hereby expressly assumes, ratifies, restates and confirms the Obligations and the Financing Agreements to which Parent and Intermediate are parties or by which Parent or Intermediate or their respective properties are bound and New Guarantor confirms and ratifies its assumption of the Obligations and such Financing Agreements pursuant to the Mergers, the Merger Documents and by operation of law and its continuing liability in respect thereof as the surviving corporation of the Mergers. Without limiting the generality of the foregoing, (i) New Guarantor agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to Parent and Intermediate and as applied to each of Parent and Intermediate with the same force and effect as if New Guarantor had originally executed and been an original Guarantor party signatory to the Loan Agreement and the other Financing Agreements and (ii) New Guarantor is deemed to make as of the date hereof, and is, in all respects, bound by, all representations, warranties and covenants made by a Guarantor set forth in the Loan Agreement or in any of the other Financing Agreements.

(b) Continuing Liability. New Guarantor, as the surviving corporation pursuant to the Mergers, shall continue to be directly and primarily liable in all respects for the Obligations of each of Parent and Intermediate arising prior to the date hereof.

(c) Continuation of Security Interests. Agent shall continue to have valid and perfected security interests, liens and rights in and to all of the Collateral owned and acquired by New Guarantor from Parent and Intermediate, as the surviving corporation of the Mergers, and all such Collateral, together with all assets and properties owned by New Guarantor after the Mergers of the types and categories constituting Collateral shall be deemed included in the Collateral and such security interests, liens and rights and their perfection and priorities have continued and shall continue in all respects in full force and effect. The security interests and liens of Agent in the Collateral so owned and acquired by New Guarantor shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interest on the Collateral to Agent by Parent and Intermediate under the Loan Agreement and the other Financing Agreements.

(d) No Adverse Effect on Rights of Agent or Lenders. Without limiting the generality of the foregoing, (i) none of the transactions contemplated by the Merger Documents shall in any way limit, impair or adversely affect the Obligations or any security interests or liens in any assets or properties securing the same, and (ii) the security interests, liens and rights of Agent in and to the assets and properties of New Guarantor, as the surviving corporation of the Mergers, have continued and upon and after the consummation of the Mergers shall continue to secure all Obligations of New Guarantor and the predecessor owners of such assets and properties, as the case may be, in addition to all other existing and future Obligations of New Guarantor.

3. Conditions Precedent. The joinder of New Guarantor provided for herein shall be effective as of the date hereof, but only upon the satisfaction of each of the following conditions precedent, in a manner reasonably satisfactory to Agent:

(a) Agent shall have received a counterpart of this Joinder Agreement, duly executed and delivered by New Guarantor and Borrower Agent; and

(b) Agent shall have received, in form and substance satisfactory to Agent, evidence that Agent will have a valid perfected first priority security interest in all of the Collateral of New Guarantor upon the filing of a UCC financing statement naming Agent, as secured party, and New Guarantor, as debtor.

4. Representations, Warranties and Covenants. New Guarantor hereby represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lenders to Borrowers:

(a) the execution, delivery, and performance of this Joinder Agreement and any other Financing Agreements to which New Guarantor is party are within its corporate powers, and have been duly authorized by all necessary corporate action, and do not and will not (i) to the best of New Guarantor’s knowledge, violate any provision of federal, state, or local law or regulation, organizational documents of New Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on New Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of New Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of New Guarantor, any Borrower or any other Guarantor, other than the Permitted Liens, or (iv) require any approval of the holders of the Capital Stock of New Guarantor, or any approval or consent of any Person under any Material Contract of New Guarantor, other than those already obtained prior to the effective date hereof;

(b) this Joinder Agreement and the other agreements, documents and instruments to be executed and/or delivered by New Guarantor in connection herewith or related hereto and any and all other Financing Agreements to which New Guarantor is made party hereunder constitute its legal, valid, and binding obligations, enforceable against New Guarantor in accordance with their respective terms;

(c) each other representation and warranty applicable to New Guarantor as a Person comprising a Guarantor under the Financing Agreements is and will be true and correct as of the date hereof, excluding any representations and warranties which specifically relate to an earlier date.

5. Binding Effect. This Joinder Agreement is binding upon and enforceable against New Guarantor, Agent and Lenders and their successors and assigns and shall inure to the benefit of and may be enforced by Agent and Lenders and their respective successors and assigns.

6. Notices. Notices to New Guarantor shall be given in the manner set forth in the Loan Agreement.

7. Further Assurances. New Guarantor shall execute and deliver to Agent all agreements, documents and instruments that Agent may reasonably request, in form and substance reasonably satisfactory to Agent, to perfect and continue perfected Agent’s security interests in and liens upon the Collateral and in order to fully consummate all of the transactions contemplated under this Joinder Agreement and the Financing Agreements.

8. Governing Law. The validity, interpretation and enforcement of this Joinder Agreement and any dispute relating thereto between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, without regard to principles of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

9. Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Joinder Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Joinder Agreement. Any party delivering an executed counterpart of this Joinder Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Joinder Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Joinder Agreement, as of the date first above written.

J. CREW GROUP, INC.

By:	/s/ James S. Scully
James S. Scully, EVP & CFO

ACKNOWLEDGED AND AGREED:

J. CREW OPERATING CORP., as Borrower Agent

By:	/s/ James S. Scully
James S. Scully, EVP & CFO

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Jason Searle
Title:	Jason Searle, Associate